Exhibit 10.01

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of the 12th day of September, 2012, by and between ECB BANCORP, INC. (“Company”), THE EAST CAROLINA BANK (the “Bank”), and A. DWIGHT UTZ (“Executive”).

RECITALS

WHEREAS, Company and the Bank wish to employ Executive in positions of substantial responsibility;

WHEREAS, Company, the Bank and Executive desire to enter into an employment agreement pursuant to the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto and for other good and valuable consideration, the receipt and adequacy whereof each party hereby acknowledges, Company, the Bank and Executive hereby agree as follows:

1. DEFINITIONS: The following terms shall have the following meanings for all purposes of this Agreement:

Base Salary means the annual base compensation specified in Section 4 below.

Board means, unless otherwise indicated by the context, the Board of Directors of Company and the Board of Directors of the Bank.

Cause means any of the reasons listed in Section 7(d) below for which this Agreement may be terminated or Executive may be discharged prior to the end of the Term hereof.

Change of Control means and shall be deemed to have occurred upon the occurrence of any of the following events.

(1) The acquisition by any “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the Exchange Act) (other than Company, any Subsidiary or any Company or Subsidiary’s employee benefit plan), directly or indirectly, as “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities representing fifty percent (50%) or more of either the then outstanding shares or the combined voting power of the then outstanding securities of Company or the Bank;

(2) Either a majority of the directors of Company elected at Company’s annual stockholders meeting shall have been nominated for election other than by or at the direction of the “incumbent directors” of Company, or the “incumbent directors” shall cease to constitute a majority of the directors of Company. The term “incumbent director” shall mean any director who was a director of Company on the Effective Date and any individual who becomes a director of Company subsequent to the Effective Date and who is elected or nominated by or at the direction of at least majority of the then incumbent directors; or

(3) The consummation of (x) a merger, consolidation or other business combination of Company with any other “person” or “group” (as defined in or pursuant to Sections 13(d) and 14(d) of the 1934 Act) or affiliate thereof, other than a merger or consolidation that would result in the outstanding common stock of Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) more than fifty percent (50%) of the outstanding common stock of Company or such surviving entity or a parent or affiliate thereof outstanding immediately after such merger, consolidation or other business combination, or (y) a plan of complete liquidation of Company or the Bank or an agreement for the sale or disposition of all or substantially all of Company’s or the Bank’s assets.

Code means the Internal Revenue Code of 1986, as amended.

Effective Date means the first day of the initial Term.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Good Reason means the occurrence of any of the conditions listed in Section 7(f) below which is followed by the resignation of Executive within twelve (12) months after such occurrence.

Protected Customer shall mean any person, business or entity who or which:

(1) Was known by Executive to have purchased products or services from Company, the Bank or any Subsidiary other than the Bank during the two-year period immediately preceding Executive’s last day of employment with the Bank; or

(2) Purchased products or services from Company, the Bank or any Subsidiary other than the Bank during the two-year period immediately preceding Executive’s last day of employment with the Bank, and about whom Executive had access to confidential or proprietary information during this period; or

(3) Was known by Executive to have received (during the one-year period prior to Executive’s last day of employment with the Bank) but not yet acted upon a proposal by Company, the Bank or any Subsidiary other than the Bank for the purchase of products or performance of services.

Resignation for Good Reason means resignation by Executive in accordance with the provisions of Section 7(f) below.

Restricted Period means the one-year period described in Section 9(a) below

Subsidiary means any corporation at least a majority of the stock of which is owned by Company, either directly or through one or more other Subsidiaries, and any other entity controlled, directly or indirectly, by Company or any other Subsidiary.

Term means the term of this Agreement specified in Section 3 and 8(a) below, including the initial term and any extended term.

Termination for Cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(d) below for any of the reasons listed therein.

Termination without Cause means discharge of Executive prior to the end of the Term in accordance with the provisions of Section 7(e) below.

2. EMPLOYMENT:

(a) During the Term, Executive shall serve as President and Chief Executive Officer of the Bank and the Company, reporting to the Board. Executive will perform all duties and have all powers associated with such positions as and as may be set forth in the Bylaws of Company or the Bank. In addition, Executive shall be responsible for establishing the business objectives, policies and strategic plans of Company and the Bank in conjunction with the Board. Executive agrees that, during the Term, Executive will devote full business time and energy to the business, affairs and interests of Company and the Bank and serve diligently and to the best of Executive’s ability. Executive may serve as a director, trustee or officer of other corporations and entities, including without limitation charitable organizations, and engage in other activities to the extent those activities and services do not inhibit the performance of Executive’s duties hereunder or, in the opinion of the Board, conflict with the business of Company, the Bank or any Subsidiary.

(b) Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by the parties, if Executive is then serving as a director of the Company and/or the Bank, Executive shall be deemed to have resigned as a director of Company and the Bank effective immediately after termination of Executive’s employment for Cause, regardless of whether the Executive submits a formal, written resignation as director.

(c) References in this Agreement to services rendered for Company and compensation, benefits, indemnification and liability insurance payable or provided by Company shall include services rendered for and compensation, benefits, indemnification and liability insurance payable or provided by the Bank and any Subsidiary other than the Bank, and references in this Agreement to “Company” shall mean and include the Bank and any Subsidiary other than the Bank if Executive performs any services therefore, as the context may require.

3. TERM: The initial term of this Agreement shall be for the period beginning on September 12, 2012 and continuing for a 36-month period thereafter, subject, however, to earlier termination in the manner provided in this Agreement. Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the term of the Agreement shall be extended automatically for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) full months from the applicable anniversary of the Effective Date, unless the Company and the Bank or Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date. Notwithstanding the foregoing, the term of this Agreement shall be extended pursuant to Section 8(a) below upon the occurrence of a Change of Control.

4. BASE SALARY; INCENTIVE COMPENSATION:

(a) Executive shall receive an annual Base Salary at the rate of $325,000, payable in substantially equal installments no less frequently than monthly (less any amounts withheld as required by law or pursuant to any benefits plan). At least annually, Company shall review and, in its sole discretion, may adjust Executive’s Base Salary. If Executive’s Base Salary is adjusted by Company, such adjusted Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

(b) Executive shall be eligible to participate in any incentive compensation, bonus plans or arrangements of the Company on the same terms as other senior officers. Nothing paid to Executive under any such plans or arrangements will be deemed to be in lieu of other compensation to which Executive is entitled under this Agreement.

5. EMPLOYEE BENEFITS AND REIMBURSEMENTS:

(a) During the Term, Executive shall be eligible to participate in any retirement, group insurance, hospitalization, incentive or deferred compensation and other benefit or compensation plans of the Bank presently in effect or hereafter adopted and generally available to all Company’s senior officers, subject to the terms and conditions specified in such plans. Executive shall also be eligible to any additional compensation, benefits or perquisites, if any, that may be provided specifically to or for Executive by Company or the Bank from time to time. During the Term, to the extent provided by corporate policies, Executive shall be reimbursed for expenditures (including travel, entertainment, parking and business meetings) made in pursuance and furtherance of the business and good will of Company

(b) Vacation and Leave. Executive will be entitled to vacation leave, sick leave, holidays and other paid absences in accordance with the Bank’s policies and procedures for senior officers.

6. INDEMNIFICATION:

(a) Company, the Bank and any Subsidiary other than the Bank for which Executive provides services shall indemnify and hold Executive harmless from and against all liability and expense resulting from (1) all acts or omissions of Executive while acting in the capacity of a director, officer, trustee, or fiduciary and/or employee of Company, the Bank and any such Subsidiary during Executive’s employment as such director, officer, and/or employee and (2) acts or omissions of Company, the Bank and any such Subsidiary occurring or alleged to have occurred during or prior to Executive’s employment, on terms and conditions no less favorable to Executive than the terms and conditions providing for indemnification of officers and directors under the Articles or Certificate of Incorporation and the Bylaws of Company, the Bank charter and each such Subsidiary’s governing documents.

(b) The Bank shall carry directors and officers liability insurance in such amounts as the Bank in its discretion deems appropriate, and any payments made under such policy to Executive or on Executive’s behalf shall be offset against the indemnification obligation set forth in Section 6(a).

(c) Notwithstanding the foregoing, the indemnification provided by Section 6(a) shall not apply, and Executive shall not be indemnified, with respect to any acts or omissions which constitute wanton or willful misconduct or willful gross negligence. The indemnity obligation set forth in this Section 6 shall be subject to the prohibitions and limitations established by applicable law and as set forth in applicable regulations adopted by any federal or state bank regulatory agency having jurisdiction over Company, the Bank or any Subsidiary other than the Bank for which Executive performs services.

(d) The provisions of this Section 6 shall survive termination of this Agreement.

7. TERMINATION: Executive’s employment under this Agreement may be terminated under any of the following conditions.

(a) Disability: If Executive is unable to perform the essential functions of Executive’s positions on a full-time basis for a period of six (6) consecutive months (or for such shorter period ending with Executive’s eligibility for and receipt of long-term disability benefits under an insurance policy or employee benefit plan provided or made available to Executive by Company) by reason of illness or other physical or mental disability, Company shall have the right to terminate Executive’s employment under this Agreement at the end of the applicable period by written notice thereof. If Executive’s employment is so terminated, Executive shall be paid any salary and benefits to which Executive may be entitled until the end of the payroll period in which the date of termination occurs, and thereafter, Company shall have no further obligation for additional compensation and benefits under this Agreement. A condition of disability shall be determined by Company on the basis of competent evidence. A written opinion of a licensed physician certified in his field of specialization and acceptable to Company, or Executive’s entitlement to or receipt of long-term disability benefits under any insurance policy or employee benefit plan provided or made available to Executive by Company or under federal Social Security law, shall be conclusive evidence of disability.

(b) Death: In the event of Executive’s death during the Term, Executive’s estate, legal representatives or named beneficiaries (as directed by Executive in writing) shall be paid Base Salary at the rate in effect at the time of Executive’s death for a period of one (1) month after the date of Executive’s death and shall be paid for any accrued and unused paid time off. Such additional compensation and accrued and unused paid time off shall be paid in a single lump sum within thirty (30) days from Executive’s date of death.

(c) Resignation By Executive: Upon thirty (30) days prior notice, Executive may resign or voluntarily leaves the employ of Company, other than under circumstances treated as Resignation for Good Reason. In the event of Executive’s resignation under this Section 7(c), Executive shall be paid any accrued and unpaid salary and accrued and unused paid time off through Executive’s date of resignation.

(d) Termination For Cause: Company may, in its sole discretion, by written notice to Executive, terminate Executive’s employment immediately for Cause upon the occurrence of any of the following:

(1) Executive’s willful failure to follow or to cooperate in carrying out any of the lawful policies of Company or the Bank or the lawful directions of the Board;

(2) Continued and willful neglect by Executive of Executive’s duties for or on behalf of Company, the Bank or any Subsidiary other than the Bank for which Executive provides services;

(3) Willful misconduct of Executive in connection with the performance of any of Executive’s duties, including, by way of example, but not limitation, misappropriation of funds or property of Company, the Bank or a Subsidiary other than the Bank or a depositor therein or borrower therefrom, or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of Company, the Bank or Subsidiary other than the Bank to the prejudice of the Bank or its Subsidiaries;

(4) Conduct by Executive which results in Executive’s suspension and/or temporary prohibition or removal and/or permanent prohibition from participation in the conduct of the affairs of Company, the Bank or any Subsidiary other than the Bank pursuant to the rules and regulations of the primary federal or state banking agency for Company, the Bank or the other Subsidiary or any other federal or state banking agency having regulatory jurisdiction over Company, the Bank or the other Subsidiary;

(5) Conviction of Executive of a felony or any misdemeanor involving moral turpitude or Executive’s willful violation of any law, rule or regulation to which Company, the Bank or other Subsidiary for which Executive performs services is subject or of a final order or other formal administrative action entered into, by or imposed upon Company, the Bank or any such Subsidiary;

(6) Willful violation of any code of conduct or standards of ethics applicable to employees of Company or the Bank that results in material and demonstrable damage to the business or reputation of Company or the Bank; or

(7) The issuance of a permanent injunction or similar remedy against Executive preventing Executive from executing or performing all or part of this Agreement.

If Executive’s employment is Terminated for Cause or Company has Cause for termination and Executive voluntarily resigns, Executive shall not be entitled to any further compensation or benefits under this Agreement other than payment for any accrued and unused paid time off.

Notwithstanding anything herein to the contrary, except as “willful” may be otherwise defined by the rules and regulations of the primary federal or state banking agency for the Bank for which Executive performs services or any other federal or state banking agency having regulatory jurisdiction over the Bank for which Executive performs services, (x) no act or failure to act on Executive’s part shall be considered “willful” unless done, or omitted to be done, by Executive in bad faith and without reasonable belief that Executive’s action or omission was in the best interest of Company or the Bank for which Executive performs services, and (y) no failure to act on Executive’s part shall be considered “willful” if such failure is a result of a condition of disability within the meaning of Section 7(a) of this Agreement. Executive shall not be deemed to have been Terminated for Cause under this Agreement unless and until there is delivered to Executive a copy of a resolution adopted at a meeting of the Company Board called and held for the purpose, which resolution shall (x) contain findings that Executive has committed an act constituting Cause, and (y) specify the particulars thereof. The resolution of the Board shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of a majority of the directors then in office, excluding Executive. Notice of the meeting and the proposed termination for Cause shall be given to Executive a reasonable time before the meeting of the Board. Executive and Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the Board at the meeting.

(e) Termination Without Cause: Company may, in its sole discretion, by written notice to Executive terminate Executive’s employment under this Agreement immediately without Cause at any time (other than following a Change of Control, in which case a termination without Cause is governed by Section 8 of this Agreement). In the event of such termination, Executive shall receive, as severance or liquidated damages or both, a lump sum payment equal to the sum of (i) the Base Salary that Executive would be entitled to receive as of the date Executive is Terminated without Cause through the expiration of the then current Term and (ii) the product of (A) the Executive’s average cash bonus for the three (3) years preceding the year in which Executive’s termination occurs divided by 12 and (B) the number of months remaining to the expiration of the then current Term as of the date the Executive is Terminated without Cause. Subject to Section 19 of this Agreement, such payment shall be made not later than three (3) business days following Executive’s termination date. Nothing in this Section shall affect Executive’s rights to receive any benefit which has been earned but not paid with respect to Executive’s performance prior to the date of such termination. In addition, the Bank (i) shall continue Executive’s health, life and long-term care insurance coverage at the Bank’s expense through the expiration of the then current Term and (ii) pay Executive a lump sum amount equal to the (A) monthly expense incurred by the Bank to provide Executive with the use of a Bank-leased vehicle and (B) the monthly value of Bank matching contributions under the Bank’s 401(k) plan (based on the average monthly value of such items during the twelve months preceding Executive’s termination of employment) through the expiration of the then current term. The payments described in this Section 7(e) will be due Executive regardless of any subsequent employment attained by Executive.

(f) Resignation For Good Reason:

(1) Executive may Resign for Good Reason upon the occurrence of any of the following conditions without Executive’s prior written consent:

(A) a material change in Executive’s positions, authority and responsibilities relative to Executive’s positions, authority and responsibilities at the Effective Date;

(B) a liquidation or dissolution of Company or the Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of Executive;

(C) a reduction in Executive’s Base Salary (other than a reduction applicable to all senior officers of the Company or the Bank but excluding such a reduction if it occurs after a Change in Control);

(D) a relocation of Executive’s principal place of employment by more than thirty-five (35) miles from its location as of the Effective Date; or

(E) a material breach of this Agreement by Company or the Bank.

(2) Resignation for Good Reason shall be effected by delivering to Company, within three (3) months after the occurrence of one of the conditions described above, a written notice specifying a date for termination of employment (a) which is not less than thirty (30) days after the date of the notice, and (b) which is not more than ninety (90) days after the date of the notice. The notice shall also state that Executive is resigning for Good Reason as contemplated by this Section 7(f) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for Resignation for Good Reason hereunder. If within the notice period, Company cures or corrects any circumstances providing a basis for Resignation for Good Reason pursuant to Sections 7(f)(1)(A) or (E) only, Executive shall not be entitled to Resign for Good Reason.

(3) If Executive Resigns for Good Reason at any time after the date of this Agreement (other than a Resignation for Good Reason during the Term after a Change of Control, which shall be governed by Section 8 below), then Executive shall receive, as severance or liquidated damages or both, the same payments and benefits Executive would have received under Section 7(e) if Executive’s employment had been terminated without Cause. The payments described in this Section 7(f) will be due Executive regardless of any subsequent employment attained by Executive which is not in violation of this Agreement.

8. CHANGE OF CONTROL: Notwithstanding the preceding provisions of this Agreement, upon the occurrence of a Change of Control, the following provisions shall apply:

(a) The Term shall be extended to a period of one (1) year after the date on which the Change of Control occurs if the remaining Term as of the Change of Control effective date is less than one (1) year.

(b) If, during the Term, as extended pursuant to Section 8(a), either Executive’s employment is Terminated without Cause or Executive Resigns for Good Reason, in either case, Company shall provide to Executive the following severance benefits:

(1) Company shall pay to Executive, in lieu of the compensation specified in Sections 7(e) or 7(f), a severance payment (subject to any applicable payroll or other taxes required to be withheld) equal to three (3) times the sum of (i) Executive’s Base Salary at the rate then in effect, or if greater, in effect immediately preceding the Change of Control and (ii) the average of the cash bonuses paid or accrued on Executive’s behalf with respect to the three (3) completed calendar years preceding the effective date of the Change of Control (or, if Executive has not been employed for three (3) years, the average of the completed calendar years in which Executive was employed). In addition, the Bank (i) shall continue Executive’s health, life and long-term care insurance coverage at the Bank’s expense for a 36-month period following

Executive’s termination of employment and (ii) pay Executive a lump sum amount equal to the (A) expense incurred by the Bank to provide Executive with the use of a Bank-leased vehicle and (B) Bank matching contributions under the Bank’s 401(k) plan (based on the average monthly value of such items during the twelve (12) months preceding Executive’s termination of employment) for a 36-month period.

(2) The payments described in this Section 8 shall be due Executive regardless of any subsequent employment obtained by Executive.

(c) In the event that the aggregate payments or benefits to be made or afforded to Executive in the event of a Change of Control (whether under this Agreement or otherwise) would be deemed to include an “excess parachute payment” under Code Section 280G or any successor thereto, then such payments or benefits shall be reduced to the extent necessary to avoid treatment as an “excess parachute payment”, with the reduction among such payments and benefits to be made first to payments and benefits payable or provided under this Agreement.

9. NONCOMPETITION, NONSOLICITATION AND NONDISCLOSURE:

(a) Executive hereby covenants and agrees that, for a period of one (1) year following a termination of employment in the circumstances described in Sections 7(e) or (f) only (but excluding a termination of employment in such circumstances following a Change in Control), Executive shall not, without the written consent of Company, either directly or indirectly:

(i) become an officer, employee, consultant, director, independent contractor, agent, joint venturer, partner or trustee of any business whatsoever that competes with the business of Company, the Bank or any Subsidiary other than the Bank.

(ii) solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of Company, the Bank or any Subsidiary other than the Bank to terminate employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of Company, the Bank or any Subsidiary other than the Bank; or

(iii) solicit, provide any information, advice or recommendation or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any Protected Customer to terminate an existing business or commercial relationship with Company, the Bank or any Subsidiary other than the Bank.

(iv) For purposes of this Section 9(a), a business that “competes with the business of Company, the Bank or any Subsidiary other than the Bank” shall mean a depository financial institution doing business within fifty (50) miles of the border of any county in which the Bank has an office on the date of Executive’s termination of employment.

(b) During the Term and thereafter, Executive shall hold in a fiduciary capacity for the benefit of Company and its Subsidiaries all secret or confidential information, knowledge or data relating to Company and its Subsidiaries and their respective businesses, which shall have been obtained by Executive during Executive’s employment by Company, the Bank and any

Subsidiary other than the Bank and which shall not be or become public knowledge (other than by acts by Executive or representatives of Executive in violation of this Agreement). Executive shall not, without the prior written consent of as applicable, Company, the Bank and such other Subsidiary or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Company, the Bank and such other Subsidiary and those designated by them. After the end of the Restricted Period, the existence and identity of the customers and employees of Company, the Bank, and any Subsidiaries other than the Bank shall not constitute secret or confidential information, knowledge or data.

(c) During any period in which Section 9(a) is effective, Section 9(a) shall not preclude Executive from holding any publicly traded stock provided Executive does not acquire any stock interest in any one company in excess of one percent (1%) of the outstanding voting stock of that company.

(d) The parties agree that the restrictions contained in this Section 9 are reasonable and fair. If Executive competes in violation of the terms of this Section 9, the parties agree that Company will be irreparably harmed without an adequate remedy at law. Accordingly, Executive acknowledges that if Executive breaches or threatens to breach any provision of this Section 9, Company shall be entitled to an injunction, both preliminary and permanent, restraining Executive from such breach or threatened breach, but such injunctive relief shall not preclude Company from pursuing all other legal or equitable remedies arising out of such a breach.

10. REFORMATION: The parties have attempted to limit Executive’s right to compete only to the extent necessary to protect Company, the Bank and Subsidiaries other than the Bank from unfair competition. The parties recognize, however, that reasonable people may differ in making such a determination. Consequently, the parties hereby agree that, if the scope or enforceability of a restrictive covenant set forth in Section 9 is in any way disputed at any time, a court or other trier of fact may modify and reform such provision to substitute such other terms as are reasonable to protect the legitimate business interests of Company, the Bank and Subsidiaries other than the Bank.

11. NOTICES: For the purposes of this Agreement, notices or other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when hand delivered to the party to whom directed or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to such party at such party’s address last known by the party giving such notice. Each party may, from time to time, and shall, upon request of another party, designate an address to which notices should be sent. Notices of change of address shall be effective only upon receipt.

12. MODIFICATION; WAIVERS; APPLICABLE LAW: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing, signed by Executive, and on behalf of Company, by such officers as may be specifically designated by Company. No waiver of any breach, condition or provision of this Agreement by any party hereto at any time shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by any party that are not set forth expressly in this Agreement.

The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of North Carolina, except to the extent that federal applies.

13. INVALIDITY - ENFORCEABILITY: The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. Any provision in this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14. SUCCESSOR RIGHTS: This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and shall be binding upon Company and any successor to Company. If Executive should die while any amounts would still be payable to Executive hereunder all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

15. ATTORNEY’S FEES: In the event that either party incurs costs and fees, including attorney’s fees, in enforcing its rights under this Agreement, the party substantially prevailing in such suit or action including any appeal shall be entitled to recover from the other all such costs and reasonable attorney’s fees.

16. EFFECT OF FEDERAL AND STATE BANKING STATUTES AND REGULATIONS: All obligations under this Agreement are subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable federal and state banking laws. Without limiting the effect of the preceding sentence, any payments to Executive by the Company or the Bank, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359. In addition, Executive agrees that this Agreement is subject to amendment at any time in order to comply with laws that are applicable to Company and the Bank (including regulations and rules relating to any governmental program in which Company or the Bank may participate). This Agreement is also subject to the terms and conditions of the TARP Compensation Addendum attached hereto as Exhibit A.

17. HEADINGS: Descriptive headings contained in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision hereof.

18. EFFECT ON PRIOR AGREEMENTS: This Agreement supersedes all prior agreements, either expressed or implied, between the parties hereto with respect to the employment of Executive.

19. INTERNAL REVENUE CODE SECTION 4O9A/CONTINUATION OF BENEFITS/REIMBURSEMENTS: This Agreement is intended to and shall comply with Section 409A of the Code. All references to a termination of employment and separation from service shall mean and be administered to comply with the definition of “separation from service” in Section 409A of the Code. All reimbursements provided under this Agreement shall comply with Section 409A of the Code and shall be subject to the following requirements:

(a) The amount of expenses eligible for reimbursement, during Executive’s taxable year may not affect the expenses eligible for reimbursement to be provided in another taxable year, and

(b) The reimbursement of an eligible expense must be made by December 31 following the taxable year in which the expense was incurred. The right to reimbursement is not subject to liquidation or exchange for another benefit.

(c) If Executive is a “specified employee” (as defined under Section 409A of the Code) at the time of separation from service, to the extent that any amount payable under this Agreement constitutes “deferred compensation” under Section 409A of the Code (and is not otherwise excepted from Section 409A of the Code coverage by virtue of being considered “separation pay” or a “short term deferral” or otherwise) and is payable to Executive based upon a separation from service (other than death or “disability” as defined under Section 409A of the Code), such amount shall not be paid until the first day following the six (6) month anniversary of Executive’s separation from service. Any right to a series of installment payments shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code. Payment of any accrued and unused paid time off, unless expressly provided otherwise herein shall be made in a single lump sum within thirty (30) days of separation from service.

20. ARBITRATION OF DISPUTES: Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator who is certified by the American Arbitration Association and is mutually acceptable to Executive and Company, sitting in a location selected by the Company within fifty (50) miles from the main office of the Company, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

21. COUNTERPARTS: This Agreement may be executed in counterparts.

22. ALTERNATIVE LUMP-SUM PAYMENT: For purposes of Sections 8 and 9, if (x) under the terms of the applicable policy or policies for the insurance benefits it is not possible to continue Executive’s coverage or (y) if when employment termination occurs, Executive is a specified employee within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, instead of continued insurance coverage the Bank shall pay or cause to be paid to Executive in a single lump sum an amount in cash equal to the present value of the Bank’s projected cost to maintain that particular insurance benefit had Executive’s employment not terminated, assuming continued coverage for the applicable period. The lump-sum payment shall be made within three (3) business days after employment termination or, if Executive is a specified employee within the meaning of Section 409A of the Code and an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, on the first business day of the seventh month after the month in which Executive’s employment terminates.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

ECB BANCORP, INC.

By:	/s/ R.S. Spencer, Jr
R.S. Spencer, Jr.
Chairman

THE EAST CAROLINA BANK

By:	/s/ R.S. Spencer, Jr.
R.S. Spencer, Jr.
Chairman

/s/ A. Dwight Utz
A. Dwight Utz 9/20/12

Exhibit A

TARP Compensation Standards Addendum

1. Definitions. As used in this Addendum, the following terms have the meanings specified:

(a) “ARRA” means the American Recovery and Reinvestment Act of 2009;

(b) “CPP” means the Capital Purchase Program component of the TARP;

(c) “EESA” means the Emergency Economic Stabilization Act of 2008;

(d) “TARP” means the Troubled Asset Relief Program established by the Treasury pursuant to the EESA;

(e) “TARP Compensation Standards” means provisions of the EESA and the ARRA governing compensation and associated regulations, interpretations and guidance that are now, or may in the future be, issued, including the Treasury’s Interim Final Rule under 31 CFR Part 30; and

(f) “Treasury” means the United States Department of the Treasury.

Capitalized terms used but not defined in this Addendum have the meanings set forth in the TARP Compensation Standards. References to the “Company” refer to ECB Bancorp, Inc.

2. TARP Compensation Standards. As a participant in the CPP, the Company is subject to various executive compensation restrictions under the TARP Compensation Standards. Among other requirements, the TARP Compensation Standards:

(a) prohibit the Company from making any Golden Parachute Payment to its Senior Executive Officers or any of the next five Most Highly-Compensated Employees;

(b) prohibit the Company from paying or accruing any Bonus Payment to certain Highly-Compensated Employees, except as permitted by the TARP Compensation Standards; and

(c) require the Company to recover or “clawback” any Bonus Payment to its Senior Executive Officers or any of the next 20 Most Highly-Compensated Employees if payment was based on materially inaccurate financial statements or performance metric criteria

This Addendum evidences Executive’s and the Company’s intent to comply with the TARP Compensation Standards.

3. Amendment and Modification. In the event that all or any portion of this Agreement is found to be in conflict with the requirements of the TARP Compensation Standards, this Agreement shall be automatically amended or modified to the extent necessary to comply with the TARP Compensation Standards, and this Agreement shall be interpreted and administered accordingly. To the extent that future revisions of this Agreement are required to give effect to or for the Company to comply with the TARP Compensation Standards, Executive shall accept such revisions promptly.

4. Golden Parachute Restriction. In the event Executive’s employment terminates and at such time (a) Executive is one of the Senior Executive Officers or employees that The Company is prohibited from making a Golden Parachute Payment to under the TARP Compensation Standards and (b) any payment under this Agreement is a Golden Parachute Payment under the TARP Compensation Standards, Executive shall not be entitled to receive such payment only to the extent such payment is prohibited by the TARP Compensation Standards.

5. Bonus Payment Restriction. In the event that any payment or accrual under this Agreement is a Bonus Payment under the TARP Compensation Standards and at the time such Bonus Payment is to be paid or accrual is to be made Executive is one of the employees that The Company is prohibited from making a Bonus Payment to under the TARP Compensation Standards, Executive shall not be entitled to receive such payment or accrual only to the extent such payment or accrual is prohibited by the TARP Compensation Standards.

6. Clawback. Notwithstanding any provision in this Agreement to the contrary, if it is later determined that payments under this Agreement were based on materially inaccurate financial statements or performance metric criteria, the full amount of any and all payment(s) that have been made to Executive under this Agreement shall become immediately due and owing to The Company, and Executive shall repay the full amount of such payment(s) to The Company in accordance with and in a manner that complies with the requirements of the TARP Compensation Standards. Notwithstanding the foregoing, any such recovery shall be required hereunder only to the minimum extent necessary to comply with the applicable requirements of the TARP Compensation Standards.

7. Waiver. Executive hereby voluntarily waives any claim against the United States or the Company for any changes to my compensation or benefits that are required to comply with regulations issued by the Department of the Treasury. Executive acknowledges that such regulations may require modification of the compensation, bonus, incentive and other benefit plans, arrangements, policies and agreements that Executive has with the Company or in which Executive participate as they relate to the period the United States holds any equity securities of Executive acquired through the TARP Capital Purchase Program. This waiver includes all claims Executive may have under the laws of the United States or any state related to the requirements imposed by the aforementioned regulation, including without limitation a claim for any compensation or other payments Executive would otherwise receive, any challenge to the process by which this regulation was adopted and any tort or constitutional claim about the effect of these regulations on Executive’s employment relationship.

8. Miscellaneous. This Addendum shall remain in force and effect only during the TARP Period. This Addendum is not determinative of Executive’s status as a Senior Executive Officer or as an employee affected by the TARP Compensation Standards, and Executive reserves the right to contest such designation as such now or in the future. Executive shall not be deemed to waive any right to contest the determination of the Company or the Treasury as to the

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amounts owed to Executive by the Company pursuant to this Agreement. In the event that any of the TARP Compensation Standards are overturned by a non-appealable determination of a court of competent jurisdiction or otherwise rescinded or revised, with the effect that all or any portion of any formerly withheld or recovered payment could be made to Executive, such amount shall become immediately due and payable to Executive.

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